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Exhibit 3.4

DEED OF ISSUE

SONO GROUP N.V.

THIS DEED IS ENTERED INTO ON [DATE] BY

Sono Group N.V., a public company with limited liability, having its corporate seat in Amsterdam (address: Waldmeisterstrasse 76, 80935 Munich, Germany, trade register number: 80683568) (the “Company”).

NOW HEREBY AGREES AS FOLLOWS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1In this Deed the following definitions shall apply:

Deed	This deed of issue.
DTC

Cede & Co., a partnership under the laws of the State of New York, United States of America, as nominee for The Depository Trust Company, a corporation under the laws of the State of New York, United States of America.

Issue Price	The issue price per Offer Share of USD [issue price].
Offer Shares	[number] Ordinary Shares.
Offering	The follow-on public offering of Ordinary Shares and the admission to listing and trading of the Ordinary Shares on the Nasdaq Stock Market.
Ordinary Shares	Ordinary shares in the Company’s capital, having a nominal value of EUR 0.06 each.
Resolutions	The written resolutions of the Company’s management meeting and the Company's pricing committee, each dated [date].

Transfer Agent	American Stock Transfer & Trust Company, LLC, a limited liability company under the laws of the State of New York, United States of America, in its capacity of the Company’s transfer agent.
Underwriters	The underwriters in the Offering, listed in Schedule 1 to the Underwriting Agreement.
Underwriting Agreement	The underwriting agreement dated [date] between the Company and (representatives of) the Underwriters.

1.2	Interpretation

1.2.1	Terms that are defined in the singular have a corresponding meaning in the plural and vice versa.

1.2.2

Although this Deed has been drafted in the English language, this Deed pertains to Dutch legal concepts. Any consequence of the use of English words and expressions in this Deed under any law other than Dutch law shall be disregarded.

1.2.3	The titles and headings in this Deed are for construction purposes as well as for reference. No party may derive any rights from such titles and headings.

2	ISSUANCE

2.1	Issuance of Offer Shares

2.1.1

In giving effect to the Resolutions and the Company’s obligations under the Underwriting Agreement, the Company issues the Offer Shares to DTC, for further credit to, or as directed by, the several Underwriters in accordance with the terms of the Underwriting Agreement.

2.1.2	Upon the Offer Shares being credited to the several Underwriters in the book-entry systems of DTC, DTC shall be considered to have accepted the Offer Shares.

2.2	Payment

2.2.1	The aggregate Issue Price for the Offer Shares has been satisfied in accordance with the terms of the Underwriting Agreement and the Company grants a discharge for the payment thereof.

2.2.2	The Company approves payment of the Issue Price in a currency other than euro.

2.2.3

To the extent that the aggregate Issue Price for the Offer Shares exceeds the aggregate nominal value of the Offer Shares, such excess shall be considered to be share premium and shall be added to the Company’s share premium reserve attached to the Ordinary Shares.

2.3	Registration

2.3.1

Promptly following the execution of this Deed, the Company shall (i) register the present issuance of the Offer Shares in its register within the meaning of Section 2:85 of the Dutch Civil Code and (ii) cause the Transfer Agent to register the Offer Shares in the register maintained by the Transfer Agent in respect of the Ordinary Shares.

3	MISCELLANEOUS PROVISIONS

3.1	No rescission or nullification

3.1.1

To the extent permitted by law, the Company waives its rights to rescind or nullify or to demand the rescission, nullification or amendment of this Deed, in whole or in part, on any grounds whatsoever.

3.2	Governing law

3.2.1

Without prejudice to the relevant provisions of Chapters 4 and 5 of Title 10 of Book 10 of the Dutch Civil Code, this Deed shall be governed by and construed in accordance with the laws of the Netherlands.

3.3	Jurisdiction

3.3.1	Any dispute in connection with this Deed shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

(signature page follows)

Signature page to the deed of issue

Sono Group N.V.
Name :
Title :

Sono Group N.V.
Name :
Title :